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                                                                   Exhibit 13(b)

                  AMENDMENT NO. 2 TO SUBSCRIPTION TO UNITS OF
           THE BENCHMARK FUND MONEY MARKET AND GOVERNMENT PORTFOLIOS
          (F/K/A COMPASS FUND MONEY MARKET AND GOVERNMENT PORTFOLIOS)
           ---------------------------------------------------------


          Reference is made to that certain Subscription to Units of Compass Fund Money Market and Government Portfolios entered into under date of December 8, 1982 by Goldman, Sachs & Co., as amended. Subsequent to the execution of such Subscription, the name of Compass Fund Money Market and Government Portfolios was changed to The Benchmark Fund Money Market and Government Portfolios.

          Paragraph 4 of such Subscription is hereby amended to read in its entirety as follows:

          "4. It is understood that the aforesaid $100,000 will be paid into the Trust before subscriptions for units will be accepted from any other persons. Should the undersigned redeem any of the units referred to above ("Initial Units") of such Portfolio held by it as of May 11, 1983 before the deferred organization expenses with respect to such Portfolio have been completely amortized, there shall be deducted from the redemption price payable to the undersigned the pro rata unamortized portion of such expenses attributable to the redeemed units (based on the ratio that the number of such units bears to the number of Initial Units then outstanding)."

               Executed this 19th day of May, 1983.


                              GOLDMAN, SACHS & CO.



                              By [Signature Illegible]
                                 ---------------------

                              As Its: ____________________


AGREED this 19th day of May, 1983.

THE BENCHMARK FUND MONEY MARKET
AND GOVERNMENT PORTFOLIOS

By /s/ Frederick T. Kelsey
  ______________________________

As Its: ________________________